                                                              Dennis G. Newkirk
                                                                 (713) 987-6332

                                                                   EXHIBIT 99.1





FOR IMMEDIATE RELEASE
- ---------------------

                           NL ANNOUNCES 1993 RESULTS


HOUSTON, TEXAS -- February 9, 1994 -- NL Industries, Inc. (NYSE:NL) announced a net loss for 1993 of $109.8 million, or $2.16 per share, on sales of $805 million compared to a net loss in 1992 of $76.4 million, or $1.50 per share, on sales of $893 million. NL's net loss for the fourth quarter of 1993 was $49.6 million, or $.97 per share, on sales of $183 million compared to $17.3 million, or $.34 per share, on sales of $199 million for the fourth quarter of 1992.
The 1993 fourth quarter results include an extraordinary loss of $27.8 million, or $.55 per share, related to early extinguishment of debt, and a gain of $1.2 million, or $.02 per share, resulting from a change in the Company's method of accounting for marketable securities. The full year 1992 results include charges of $31.8 million, or $.62 per share, relating to accounting changes for postretirement benefits and income taxes.

Operating income of Kronos' titanium dioxide pigments ("TiO2") business for 1993 declined $45.8 million compared with 1992 as the effects of continued depressed TiO2 selling prices and lower production levels were only partially offset by the reduction in start- up costs of Kronos' Louisiana plant, which commenced production in March 1992. In October 1993, Kronos completed the formation of the manufacturing joint venture with Tioxide Group Ltd. which owns and operates the Louisiana plant previously owned by Kronos. The formation of the joint venture resulted in an approximately 12% decrease in Kronos' total attainable TiO2 production capacity; however, the remaining capacity is approximately 10% higher than Kronos' 1993 sales volume.

Kronos' operating income in the fourth quarter of 1993 declined $16.6 million as the effects of lower average prices in the fourth quarter of 1993 compared with the 1992 period and lower production levels were only partially offset by higher sales volume. Although Kronos' average selling prices in the fourth quarter of 1993 were approximately 7% lower than the comparable 1992 period, average selling prices in the fourth quarter of 1993 were approximately 3% higher than in the third quarter of 1993 and average TiO2 prices at the end of the year approximated 1993 average prices. The increase in fourth quarter average selling prices reflects improved pricing in Europe partially offset by slightly lower prices in North America.

Rheox's operating income for 1993 and the fourth quarter of 1993 was lower than the comparable 1992 periods primarily as a result of unfavorable changes in foreign exchange rates and slightly higher operating costs.

Interest and dividend income for the fourth quarter and full year 1993 declined from the comparable 1992 periods due to lower funds available for investment.

Interest expense in 1993 and for the fourth quarter was lower than the comparable 1992 periods as the effects of lower levels of indebtedness and lower Deutsche mark interest rates were only partially offset by higher interest rates on the Company's newly- issued $350 million Senior Notes. Proceeds from the Senior Notes were used to pay down approximately $342 million of the existing DM indebtedness, and the repayment terms of the remaining DM indebtedness were extended. Interest expense in calendar 1992 reflected the benefit of $8.5 million of capitalized interest related to the Louisiana plant.

Income tax expense differs from a normally expected rate primarily because of losses in certain countries, including principally the U.S. and Germany, for which no benefit is currently available.

NL Industries, Inc., a major international producer of titanium dioxide pigments and specialty chemicals, is headquartered in Houston, Texas.

                              NL INDUSTRIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)

                                                                      Quarters ended              Years ended
                                                                       December 31,               December 31,
                                                                     ----------------          ----------------
                                                                     1992         1993         1992        1993
                                                                     ----         ----         ----        ----
Net sales:
  Kronos                                                            $175.3       $157.7       $784.6     $ 697.0
  Rheox                                                               24.2         25.6        108.9       108.3
                                                                    ------       ------       ------     -------
                                                                    $199.5       $183.3       $893.5     $ 805.3
                                                                    ======       ======       ======     =======

Operating income:
  Kronos                                                            $ 22.4       $  5.8       $ 81.9     $  36.1
  Rheox                                                                7.1          5.6         28.8        26.3
                                                                    ------       ------       ------     -------
    Operating income                                                  29.5         11.4        110.7        62.4

General corporate items:
  Interest and dividends                                               1.7          1.0         14.2         4.1
  Securities transactions                                             (2.0)         1.8         (6.0)        4.4
  Expenses, net                                                      (17.5)       (12.4)       (43.4)      (41.6)
  Interest expense                                                   (27.7)       (23.2)      (118.5)      (99.1)
                                                                    ------       ------       ------     -------
    Loss before income taxes                                         (16.0)       (21.4)       (43.0)      (69.8)

Income tax expense                                                    (1.1)        (1.4)         (.5)      (12.7)

Minority interest                                                      (.2)         (.2)        (1.1)        (.7)
                                                                    ------       ------       ------     -------
    Loss before extraordinary item and
      cumulative effect of changes in
      accounting principles                                           (17.3)      (23.0)       (44.6)      (83.2)

Extraordinary item                                                      -         (27.8)          -        (27.8)
Cumulative effect of changes in
  accounting principles                                                 -           1.2        (31.8)        1.2
                                                                    ------       ------       ------     -------
    Net loss                                                        $(17.3)      $(49.6)      $(76.4)    $(109.8)
                                                                    ======       ======       ======     =======
Per share of common stock:
  Before extraordinary item and
    cumulative effect of changes
    in accounting principles                                        $ (.34)      $ (.44)      $ (.88)    $ (1.63)
  Extraordinary item                                                   -           (.55)          -         (.55)
  Cumulative effect of changes
    in accounting principles                                           -            .02         (.62)        .02
                                                                    ------       ------       ------     -------
    Net loss                                                        $ (.34)      $ (.97)      $(1.50)    $ (2.16)
                                                                    ======       ======       ======     =======
Weighted average common shares
  outstanding                                                         50.9         50.9         50.9        50.9
                                                                    ======       ======       ======     =======

